Exhibit 23.3

CONSENT OF INDEPENDENT OIL RECOVERY ENGINEERING AND LABORATORY SERVICE CONSULTANTS

Surtek, Inc. (“Surtek”) hereby consents to the use of its name and the description of its evaluation of the application of the ASP process to the Lawrence Field in Illinois, which is contained in Rex Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, a draft of which was previously provided to Surtek.

Surtek, Inc.

By:	/s/ HARRY SURKALO
Harry Surkalo CEO, Surtek, Inc.

March 31, 2008